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                                                                    EXHIBIT 99.2


[RUSSELL CORPORATION LOGO]
For Immediate Release:                     Contact:  Roger Holliday (Financial)
                                                     (678) 742-8181
                                                     Nancy Young (Media)
                                                     (678) 742-8118


                     RUSSELL CORPORATION ANNOUNCES ELECTION
                 OF REBECCA MATTHIAS TO ITS BOARD OF DIRECTORS,

ATLANTA (October 27, 2004) - The Board of Directors of Russell Corporation (NYSE: RML) today announced that Rebecca Matthias has been named to the company board. Matthias is president and founder of Mothers Work, Inc. (NASDAQ:MWRK), a publicly traded company that is the leading designer, manufacturer and marketer of maternity fashion in the U.S.

"Rebecca brings to our Board more than 20 years of providing quality design and products for women, as well as her experience as a retailer and entrepreneur," said Jack Ward, chairman and CEO. "With the increased potential growth in the women's market and our own internal emphasis on female consumers, having someone of Rebecca's background and experience on our board is extremely important."

Formerly a civil engineer, Matthias founded Mothers Work in 1982 when she was pregnant with her first child and unable to find clothing appropriate for her role in the business world. Today, Mothers Work manufactures and sells maternity apparel through more than 1,100 locations nationwide. The company owns leading brands including Motherhood Maternity, Mimi Maternity, A Pea in the Pod, Destination Maternity, iMaternity and offers Internet retailing at Maternitymall.com. The business operates under four different store concepts offering a full range of fashions including, career, casual, exercise and special occasion maternity wear, as well as nursing fashions.

Matthias serves on the Board of Directors for CSS Industries and is on the Board of Trustees for Drexel University. She also serves on the Board of Overseers of the School of Arts and Science of the University of Pennsylvania.

A graduate of the University of Pennsylvania, Matthias earned a master's degree in architecture from Columbia University and a master's degree in civil engineering from The Massachusetts Institute of Technology.

ABOUT RUSSELL CORPORATION

Russell Corporation is a leading branded athletic and sporting goods company with over a century of success in marketing athletic uniforms, apparel and equipment for a wide variety of sports, outdoor and fitness activities. The Company's brands include Russell Athletic(R), JERZEES(R), Spalding(R), AAI(R), Huffy Sports(R), Mossy Oak(R), Bike(R), Moving Comfort(R), Dudley(R), Sherrin, Cross Creek(R) and Discus(R). The Company's common stock is listed on the New York Stock Exchange under the symbol RML and its website address is http://www.russellcorp.com.

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